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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Dobson Communications Corporation:

We consent to the use of our report dated March 6, 2003, incorporated by reference herein from the December 31, 2002 Annual Report on Form 10-K of American Cellular Corporation, with respect to the consolidated balance sheet of American Cellular Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and to the reference to our firm under the heading "Experts" in the prospectus.

Our audit report refers to the substantial doubt about the ability of American Cellular Corporation to continue operating as a going concern and to the change in the method of accounting for goodwill.


                                                    KPMG LLP


Oklahoma City, Oklahoma
August 28, 2003